                                                                                                          Exhibit 12
                                                         McDONALDS' CORPORATION
                                                   STATEMENT RE COMPUTATION OF RATIOS
                                                         (Dollars in Millions)

                                                                                   Year Ended December 31,
                                                                    1993        1992         1991        1990         1989
                                                                    ----        ----         ----        ----         ----
          EARNINGS AVAILABLE FOR FIXED CHARGES
          - Income before provision for income taxes                $1,675.7    $1,448.1     $1,299.4    $1,246.3     $1,157.2

          - Minority interest in operating results of
            majority-owned subsidiaries, less equity in
            undistributed operating results of
            less-than-50% owned affiliates                               6.9         5.3          5.1         0.6          1.3

          - Provision for income taxes of 50% owned
            affiliates included in consolidated income
            before provision for income taxes                           34.2        29.4         34.1        28.8         29.3

          - Portion of rent charges (after reduction
            for rental income from subleased
            properties) considered to be representative
            of interest factors*                                        71.6        70.1         67.9        59.0         51.8

          - Interest expense, amortization of debt
            discount and issuance costs, and
            depreciation of capitalized interest*                      358.0       413.8        433.9       411.9        332.3
                                                                --------------------------------------------------------------
                                                                    $2,146.4    $1,966.7     $1,840.4    $1,746.6     $1,571.9
                                                                ==============================================================
          FIXED CHARGES
          - Portion of rent charges (after reduction
            for rental income from subleased
            properties) considered to be representative
            of interest factors*                                       $71.6       $70.1        $67.9       $59.0        $51.8

          - Interest expense and amortization of debt
            discount and issuance costs*                               349.3       405.4        425.7       403.4        324.8

          - Capitalized interest*                                       20.7        20.5         28.5        38.9         31.8
                                                                --------------------------------------------------------------
                                                                      $441.6      $496.0       $522.1      $501.3       $408.4
                                                                ==============================================================

          RATIO OF EARNINGS TO FIXED CHARGES                            4.86        3.96         3.53        3.48         3.85
                                                                ==============================================================

          *Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50% owned affiliates.

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